Exhibit 99.1

Valley Baptist Health System and Subsidiaries

Consolidated Financial Statements

With Report of Independent Auditors

For the Years Ended August 31, 2011, 2010, and 2009

Valley Baptist Health System and Subsidiaries

Table of Contents

August 31, 2011, 2010, and 2009

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheets	2–3

Consolidated Statements of Operations	4

Consolidated Statements of Changes in Net Assets	5

Consolidated Statements of Cash Flows	6–7

Notes to Consolidated Financial Statements	8–33

Report of Independent Auditors

To the Board of Trustees of

Valley Baptist Health System:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in net assets, and of cash flows present fairly, in all material respects, the financial position of Valley Baptist Health System and Subsidiaries (the “System”) at August 31, 2011 and 2010, and the results of their operations, changes in their net assets and their cash flows for each of the three years in the period ended August 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the System’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

November 14, 2011

Valley Baptist Health System and Subsidiaries

Consolidated Balance Sheets

August 31, 2011 and 2010

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$37,761,656	$8,219,958
Investments	4,501,996	10,394,310
Assets whose use is limited or restricted:
By board for self-insurance trust	679,080	4,197,016
Patient accounts receivable, net of allowance for doubtful accounts of approximately $35,634,000 in 2011 and $31,069,000 in 2010	55,394,643	65,020,013
UPL receivable	805,360	4,711,409
Other receivables	6,407,719	9,816,533
Supplies inventory	7,242,865	7,914,403
Prepaid expenses and other assets	2,047,306	2,001,644

Total current assets	114,840,625	112,275,286

Long-term investments	18,994,056	29,662,099
Property and equipment, net	267,339,220	276,423,072

Assets whose use is limited or restricted:
Under bond indenture agreement, held by trustee for debt service	11,030,525	11,125,544
Endowment funds	4,387,249	4,034,562
Irrevocable remainder trust funds	—	676,731
Special purpose funds	707,882	3,457,207
By board for education programs	500,130	459,988
Under regulatory requirements	2,000,000	2,100,000
By board for capital improvements	1,788,221	20,031,164
By board for self-insurance trust, net of current portion	1,248,933	11,570,216

Total assets whose use is limited or restricted	21,662,940	53,455,412

Goodwill, net	15,992,648	13,572,332
Long-term notes receivable, net of current portion of approximately $599,000 in 2011 and $640,000 in 2010	834,245	1,062,318
Debt issue costs, net of accumulated amortization of approximately $7,764,000 in 2011 and $5,805,000 in 2010	4,715,130	5,191,975
Equity method investments	8,726,817	5,384,189
Other assets	35,306,261	34,742,365

Total assets	$488,411,942	$531,769,048

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Consolidated Balance Sheets (continued)

August 31, 2011 and 2010

	2011	2010
Liabilities and Net Assets
Current liabilities:
Accounts payable	$61,036,475	$49,632,494
Accrued liabilities	16,047,439	15,410,584
Current portion of amounts payable under credit agreement	35,625,000	2,500,000
Current portion of long-term debt	139,091,839	7,582,504
Current portion of annuity payable	228,415	228,415
Health insurance claims payable	5,477,823	6,206,000
Current portion of estimated payable for self-insurance claims	2,047,386	5,075,225

Total current liabilities	259,554,377	86,635,222

Amounts payable under credit agreement, net of current portion	—	35,625,000
Long-term debt, net of current portion	7,410,916	139,013,549
Note payable	2,543,351	2,033,241
Annuity payable, net of current portion	2,829,908	1,977,561
Estimated payable to third-party payers	4,633,168	1,711,022
Estimated payable for self-insurance claims, net of current portion	2,209,102	8,278,826
Deferred revenue	5,530,967	4,337,803
Other liabilities	10,565,387	34,298,087

Total long-term liabilities	35,722,799	227,275,089

Total liabilities	295,277,176	313,910,311

Commitments and contingencies (See Note 18)

Net assets:
Unrestricted	187,200,315	209,490,051
Temporarily restricted	2,465,343	4,917,158
Permanently restricted	3,469,108	3,451,528

Total net assets	193,134,766	217,858,737

Total liabilities and net assets	$488,411,942	$531,769,048

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Consolidated Statements of Operations

For the Years Ended August 31, 2011, 2010, and 2009

	2011	2010	2009
Revenue and other support:
Net patient service revenue	$435,641,297	$442,412,634	$432,303,446
Premium revenues	44,614,579	48,562,472	56,315,074
Resident service revenue	—	—	441,291
Investment income (loss), net	5,212,575	2,089,992	(40,981)
Other revenue	25,505,369	16,234,061	44,551,746
Net assets released from restriction for operations	3,282,296	759,793	790,079

Total revenue and other support	514,256,116	510,058,952	534,360,655

Expenses:
Salaries, wages and employee benefits	177,509,321	180,179,868	193,965,476
Medical and other related expenses	30,450,555	40,992,248	44,622,252
Professional fees	15,342,674	14,473,844	13,303,295
Supplies and other	198,815,611	187,546,023	198,056,227
Depreciation and amortization	27,549,405	27,270,434	25,529,004
Interest	15,249,009	15,033,151	15,039,539
Loss on swap termination	18,233,794	—	—
Provision for bad debts	68,252,078	55,019,295	61,754,844

Total expenses	551,402,447	520,514,863	552,270,637

Deficit of revenue and other support over expenses	(37,146,331)	(10,455,911)	(17,909,982)
Change in effective portion of cash flow hedge	14,652,574	(5,232,302)	(5,009,058)
Unrealized gains (losses) on endowment investments, net	204,021	464,001	(625,058)
Change in minimum pension liability	—	741,219	273,563

Change in unrestricted net assets	$(22,289,736)	$(14,482,993)	$(23,270,535)

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Consolidated Statements of Changes in Net Assets

For the Years Ended August 31, 2011, 2010, and 2009

	2011	2010	2009
Unrestricted net assets:
Deficit of revenue and other support over expenses	$(37,146,331)	$(10,455,911)	$(17,909,982)
Change in effective portion of cash flow hedge	14,652,574	(5,232,302)	(5,009,058)
Unrealized gains (losses) on endowment investments, net	204,021	464,001	(625,058)
Change in minimum pension liability	—	741,219	273,563

Change in unrestricted net assets	(22,289,736)	(14,482,993)	(23,270,535)

Temporarily restricted net assets:
Unrealized gains (losses) on endowment investments, net	33,103	13,637	(51,313)
Contributions and income	797,378	642,004	652,745
Net assets released from restriction	(3,282,296)	(759,793)	(790,079)

Change in temporarily restricted net assets	(2,451,815)	(104,152)	(188,647)

Permanently restricted net assets:
Contributions and income	149,184	348,195	—
Net assets released from restriction	(131,604)	—	—

Change in permanently restricted net assets	17,580	348,195	—

Change in net assets	(24,723,971)	(14,238,950)	(23,459,182)
Net assets, beginning of year	217,858,737	232,097,687	255,556,869

Net assets, end of year	$193,134,766	$217,858,737	$232,097,687

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended August 31, 2011, 2010, and 2009

	2011	2010	2009
Cash flows from operating activities:
Change in net assets	$(24,723,971)	$(14,238,950)	$(23,459,182)
Adjustments to reconcile change in net assets to net cash provided by (used in) operating activities:
Depreciation and amortization	27,549,405	27,270,434	25,529,004
Provision for bad debts	68,252,078	55,019,295	61,754,844
Amortization of bond issue costs	1,959,012	2,253,222	2,148,179
Accretion of fixed income investments	—	(210,450)	(380,268)
Net unrealized losses (gains) on investments	69,777	(1,060,174)	(1,994,894)
Change in fair value of derivative instrument	3,547,552	6,461,686	8,330,911
Accretion of long term liabilities	810,325	1,806,181	506,142
Restricted contributions and income received	(914,515)	(990,199)	(652,745)
Gain on equity method investments	(1,336,398)	(185,654)	(1,028,797)
Loss on sale of equity method investment	—	—	100,000
Loss (gain) on disposal of assets	553,799	686,424	(1,077,373)
Gain on termination of defined benefit pension plan	—	(758,648)	—
Gain on disposal of Golden Palms	—	—	(4,173,812)
Gain on disposal of Medicare Advantage HMO	—	(660,000)	(8,000,000)
Forgiveness of notes receivable	642,324	881,387	1,127,592
Amortization of Aramark advances	—	(375,000)	(250,000)
Other	1,026,855	350,874	429,178
Change in cash due to changes in assets and liabilities:
Patient accounts receivable	(58,626,708)	(48,664,339)	(70,096,009)
Other receivables	7,069,796	(4,585,999)	4,222,336
Supplies inventory	671,538	324,255	(124,099)
Prepaid expenses and other assets	(45,662)	3,820,557	(1,619,141)
Accounts payable	(12,187,020)	3,375,286	(196,622)
Accrued liabilities	636,856	1,632,106	(2,128,417)
Other liabilities	724,513	(6,043,824)	(751,637)
Health insurance claims payable	(728,177)	688,000	(6,611,603)
Estimated payable to third-party payers	5,231,124	(4,381,183)	4,283,615
Estimated payable for self-insurance claims	(7,035,529)	(5,895,888)	1,379,208

Net cash provided by (used in) operating activities	13,146,974	16,519,399	(12,733,590)

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Consolidated Statements of Cash Flows (continued)

For the Years Ended August 31, 2011, 2010, and 2009

	2011	2010	2009
Cash flows from investing activities:
Additions to property and equipment	(12,483,006)	(27,227,056)	(38,010,721)
Proceeds from sale of property and equipment	—	1,424,034	2,863,783
Change in venture capital investments	(2,389,013)	(1,214,915)	(1,364,766)
Purchases and sales of investments, net	16,797,197	3,417,755	29,171,696
Purchases and sales of assets whose use is limited or restricted, net	32,734,591	12,203,833	(6,193,138)
Cash distributions from equity investments	535,366	724,328	395,442
Cash paid for equity investments	(2,541,595)	—	(1,099,100)
Proceeds from sale of equity investment	—	—	708,778
Proceeds from sale of Golden Palms	—	—	12,823,000
Proceeds from sale of Medicare Advantage HMO	—	660,000	8,000,000
Issuance of notes receivable	(398,429)	(831,368)	(745,786)
Payments received on notes receivable	229,245	149,546	6,796,701
Refund of deposits	783,021	1,374,362	729,000

Net cash provided by (used in) investing activities	33,267,377	(9,319,481)	14,074,889

Cash flows from financing activities:
Payments of long-term debt, notes and annuities	(14,528,060)	(5,558,817)	(14,152,442)
Payments under credit agreement	—	(1,875,000)	—
Proceeds from restricted contributions and income	914,515	990,199	652,745
Incurrence of debt issue costs/financing costs	(1,482,169)	(3,013,377)	(3,460,797)
Refunds of admission fees	(1,220,938)	(751,720)	(1,856,556)
Other	(556,001)	(1,061,121)	(1,018,420)

Net cash used in financing activities	(16,872,653)	(11,269,836)	(19,835,470)

Increase (decrease) in cash and cash equivalents	29,541,698	(4,069,918)	(18,494,171)
Cash and cash equivalents, beginning of year	8,219,958	12,289,876	30,784,047

Cash and cash equivalents, end of year	$37,761,656	$8,219,958	$12,289,876

Supplemental Cash Flow Information

For the years ended August 31, 2011, 2010, and 2009 the System paid interest of approximately $8,170,000, $10,180,000, and $9,300,000, respectively, excluding interest rate swap activity.

At August 31, 2011, 2010, and 2009 the System had approximately $1,500,000, $5,600,000, and $1,800,000 respectively, of property and equipment acquisitions that were included in accounts payable.

For the years ended August 31, 2011, 2010, and 2009, the System entered into $6,535,000, $61,000, and $5,100,000, respectively of capital leases for property and equipment.

The accompanying notes are an integral part of the consolidated financial statements.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

1.	Organization

Valley Baptist Health System (“the System”) is an integrated healthcare delivery system created to provide healthcare services to the residents of Harlingen, Texas, and the Rio Grande Valley. The System was incorporated on August 29, 2000 as a non-profit corporation organized exclusively for charitable, scientific and educational purposes within the meaning of
Section 501(c) (3) of the Internal Revenue Code. The System was formed for the purpose of owning, controlling and/or operating hospital, medical, clinical, research and nursing facilities for training and education of physicians, nurses and specialists in allied fields, and providing financial, management, advisory and service assistance and support to other health care-related organizations. The System operates under the auspices of the Baptist General Convention of Texas. Effective September 1, 2011, the System entered into a transaction for the sale of substantially all of the hospital assets of the System to Vanguard Health System (“Vanguard”). See Subsequent Events Note 24 for details surrounding the transaction.

The consolidated financial statements include the accounts and operations of all entities owned and controlled by the System. The System’s legal structure is designed to facilitate management, capture operational efficiencies, and to provide an integrated and simplified medical treatment delivery system. The System’s operations include:

•

Valley Baptist Medical Foundation solicits public support for the activities and purposes of the System. The Foundation is a Texas nonprofit corporation and is recognized as being exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code.

•

Valley Baptist Hospital Holdings, Inc. (“VBHH”) includes the operations of all of the System’s non-profit healthcare facilities and other associated entities: Valley Baptist Medical Center - Harlingen (“VBMC-H”); Valley Baptist Medical Center - Brownsville (“VBMC-B”); Harlingen Physician Network, Inc. (“HPN”), organized for the employment of physician faculty and residents under Section 501(a) of the Internal Revenue Code; Valley Health Care Network (“VHCN”), a physician hospital organization (“PHO”) comprised of over 250 affiliated physicians; and Rio Grande Valley Indigent Health Care Corp (“RGVIC”), organized to provide funding and payment of claims to providers who provide healthcare services to eligible residents of Cameron County through a funding agreement with the County. With the exception of HPN, all entities under VBHH are recognized as being exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code. All entities are Texas nonprofit corporations.

•

Valley Baptist Medical Development Corporation (“VBMDC”) includes operations of joint ventures and limited liability corporations dedicated to providing medical services for the community, including: Treasure Hills Imaging Center general partner, which owns 59% in each of Treasure Hills Imaging LP and North Brownsville Imaging Center, LP; Valley Baptist Wellness Center, LLC (100% ownership), a health, fitness and rehab facility in Harlingen; a 49% ownership interest in Valley Baptist Ambulatory Surgical Center, LLC, an ambulatory surgery center in Harlingen (sold during fiscal 2009); and VBOA ASC, LP (59% ownership), an ambulatory surgery center in Brownsville.

•	Valley Baptist Investment Holdings, Inc. (“VBIH”) has three major divisions, all of which are operated as for-profit companies.

•	Valley Baptist Realty Corporation (“REALTY”) includes the operation of all buildings and land owned by the System with the exception of the hospital buildings which are retained by those entities.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

•

Valley Baptist Management Services Corporation (“MGTSC”) includes the operations of Valley Baptist Lab Services, LLC (an outpatient reference laboratory service company) and Valley Baptist Pharmacy Services, LLC (a retail pharmacy company, closed during fiscal 2009). MGTSC also has investments accounted for under the equity method of accounting. These investments include a 36.2% equity investment in Solara Hospital Harlingen, LP (a long-term acute care hospital), and a 25% interest in Golden Palms Operating Company, LLC. As discussed in Note 5, Sale of Golden Palms, during fiscal year 2009, the System sold 75% of its interest in Golden Palms to a joint venture.

•

Valley Baptist Insurance Holdings, Inc. is the sole corporate member of Valley Baptist Insurance Company (“VBIC”), which offers health maintenance organization, preferred provider organization and other health insurance products to the community.

All intercompany accounts and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include investments in money market funds and short-term investments with original maturities of three months or less, excluding amounts whose use is limited or restricted by board designation or other arrangements under trust agreements, or by VBIC reserve requirements.

Property and Equipment

Property and equipment acquisitions are reported at cost if purchased or at fair value at date received if donated. Costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The range of useful lives is ten to forty years for buildings and improvements, five to fifteen years for equipment, and two to ten years for software and certain medical equipment.

Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in the consolidated statement of operations.

Equipment under capital lease obligations is amortized on the straight-line method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included in depreciation and amortization in the consolidated statement of operations.

During periods of construction, the System capitalizes interest costs net of the related interest earnings on certain assets acquired with the proceeds of tax-exempt borrowings. The capitalized interest is recorded as part of the asset to which it is related and is depreciated over the asset’s estimated useful life. The System capitalized interest totaling approximately $764,000, $547,000, and $1,289,000 during the years ended August 31, 2011, 2010, and 2009, respectively.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Investments

Assets whose use is limited or restricted include assets set aside by the Board of Trustees for future capital improvements, over which the Board retains control and may at its discretion subsequently use for other purposes, assets held by trustee under indenture agreements and self-insurance trust arrangements, assets whose use is permanently restricted by endowment agreements or restricted for specific purposes by outside donors, and assets restricted by the Texas Department of Insurance to be held as required reserves for VBIC. Amounts required to meet current liabilities of the System have been classified as current assets in the consolidated balance sheets.

All investments and assets whose use is limited or restricted are presented in the consolidated financial statements at their fair value. Fair values are based on quoted market prices, if available, or estimated using quoted market prices for similar securities. Realized and unrealized gains and losses on investments are determined by comparison of the actual cost to the proceeds at the time of disposition or fair values as of the end of the financial statement period.

Investment income or loss (including realized gains and losses on investments, interest and dividends) is included in the determination of deficit of revenue and other support over expenses unless the income or loss is restricted by donor. Investment income restricted for specified purposes by donor is recorded as restricted support in the consolidated statement of changes in net assets.

Unrealized gains and losses on securities classified as available for sale are excluded from the determination of deficit of revenue and other support over expenses. The System’s endowment investments meet the definition of available for sale securities, and therefore these gains and losses are recorded directly in net assets. All non-endowment investments are considered trading securities and are, therefore, included in the determination of deficit of revenue and other support over expenses.

Interest Rate Swap Agreements

Effective August 31, 2011, the Company terminated swap agreements placed on the Series 1992 Hospital Revenue Bonds and the Series 2007 Hospital Revenue Bonds. Under the termination agreement, the Company has recognized $18,233,000 of expense related to the loss on termination of swap agreements. The amount payable under the termination agreement has been presented within accounts payable at August 31, 2011.

Both swaps were paid off on September 3, 2011, in connection with the Vanguard transaction, resulting in a cash payment of approximately $23,591,000.

VBMC-H and Golden Palms entered into interest rate swap agreements (“2004 total return swap”) to synthetically convert their outstanding Series 1992 Hospital Revenue Bonds from long-term fixed-rate debt to variable-rate debt. In November 2007, the System executed a fixed pay swap on top of the 2004 total return swap on the Series 1992 Hospital Revenue Bonds in order to convert the outstanding bonds from a variable rate to a long-term synthetic fixed rate debt. The swaps did not qualify for hedge accounting. As such, these derivative instruments were recognized on the consolidated balance sheets at fair value with related changes in fair value being recorded in the consolidated statements of operations. The net cash payments or receipts under the interest rate swaps were recorded as an increase or decrease to interest expense as appropriate. During 2009, the System liquidated the 2004 total return swap. The loss incurred upon liquidation was included in the determination of deficit of revenue and other support over expenses and is reported in interest expense on the consolidated statement of operations as of and for the year ended August 31, 2009.

In October 2007, VBMC-H and VBMC-B entered into an interest rate swap agreement to hedge the variable cash flows associated with the Series 2007 Hospital Revenue Bonds. As this swap qualified for hedge accounting, the swap was recognized on the consolidated balance sheet at fair

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

value with related effective changes in fair value being recorded as a component of net assets, and related ineffective changes in fair value being recorded in the consolidated statement of operations as an increase or decrease to interest expense, as appropriate.

Goodwill

In January, 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-07, “Not-for-Profit Entities: Mergers and Acquisitions,” including an amendment to ASC 350, “Goodwill and Other Intangible Assets,” which is effective for the System in fiscal 2011. This Statement provides guidance on accounting for a combination of not-for-profit entities, which is a transaction or other event that results in a not-for-profit entity initially recognizing another not-for-profit entity, a business, or a nonprofit activity in its financial statements. This Statement applies to a combination that meets the definition of either a merger of not-for-profit entities or an acquisition by a not-for-profit entity.

As prescribed by ASC 350, goodwill is assigned to reporting units and is subject to annual impairment testing. The System ceased to amortize goodwill recorded on its not-for-profit entities on September 1, 2010 as a result of the issuance of
ASU 2010-07. The System completed the transitional impairment test in accordance with ASC 958, and no indication of an impairment existed. The goodwill is subject to an annual impairment test as of August 31 each year, the System’s fiscal year end. No impairment was identified as of August 31, 2011. The impact of this new standard will be affected by the level of transactions and acquisitions entered into by the System.

Goodwill, as of August 31, 2011 and 2010 is comprised of the following components:

	2011	2010
Goodwill	20,048,069	$17,627,753
Less: accumulated amortization	(4,055,421)	(4,055,421)

Goodwill, net	$15,992,648	$13,572,332

The changes in the carrying amount of goodwill for the years ended August 31, 2011, 2010, and 2009 were as follows:

	2011	2010	2009
Beginning goodwill, net	$13,572,332	$15,184,796	$16,189,910
Purchase of minority interest	2,420,316	—	—
Sale of Valley Eye Surgery Center	—	(400,162)	—
Impairment of Valley Pharmacy goodwill	—	(207,188)	—
Goodwill amortization expense	—	(1,005,114)	(1,005,114)

Ending goodwill, net	$15,992,648	$13,572,332	$15,184,796

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Impairment of Long-lived Assets

When events or changes in circumstances indicate that the carrying amount of property and equipment, intangibles related to specifically acquired assets or other long-lived assets may not be recoverable, an evaluation of the recoverability of currently recorded costs is performed. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of those assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Equity Method of Accounting

The System applies the equity method of accounting for investments in common stock where the System owns approximately 20% to 50% of the outstanding stock of another company and can exercise significant influence.

Under the equity method of accounting, the System initially records the investment in the common stock at cost. After the date of acquisition, the investment account is adjusted to recognize the System’s share of the income or losses of the investee and net income is adjusted accordingly. Dividends received from an investee reduce the carrying amount of the investment and are not reported as dividend income. Intercompany profits and losses are eliminated.

Temporarily and Permanently Restricted Net Assets

Temporarily restricted net assets are those whose use by the System has been limited by donors to a specific period or purpose. Permanently restricted net assets have been restricted by donors to be maintained by the System in perpetuity. Investment gains on temporarily and permanently restricted net assets are included in temporarily restricted net assets, whereas investment losses are included in unrestricted net assets.

Net Patient Service Revenue

Net patient service revenue is reported by the healthcare facilities at the estimated net realizable amounts from patients, third-party payers, and others for services rendered, including estimated retroactive adjustments due to future audits, reviews and investigations.

Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Premium Revenues

Insurance premiums for healthcare services are recognized as revenue by VBIC in the month in which the enrollees are entitled to such services.

Refundable Admission Fees/Deferred Revenue

Historically, Golden Palms has offered continuing care or life care contracts to residents. Continuing care or life care contracts require that the refund of admission fees be paid upon vacancy of the unit. The percentage of the refund (“refundable portion”) varies based upon the terms of the residency agreement. These refundable deposit liabilities have been recorded at present value using the estimated remaining life expectancy of each resident on an actuarial basis, and are included in deferred revenue in the consolidated balance sheets. Accretion expense is recorded annually at the discount rate used in the initial valuation. Life care contracts are no longer available to new residents.

Under fee for service residency agreements, the refund of the admission fee is made either 30 or 120 days after the termination of the agreement. Fees under this type of contract are recorded as a liability in refundable admission fees in the consolidated balance sheets.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

As discussed in Note 5, Sale of Golden Palms, the System sold the property and equipment in Golden Palms in October 2008 to a joint venture. The System still maintains refundable deposits and admission fees totaling approximately $2,612,000 and $2,800,000 as of August 31, 2011 and 2010, respectively. Under the terms of the agreement, the System will continue to maintain and manage admission fees, including the refundable deposits, received prior to the sale date. Fees for residents admitted subsequent to the sale date or resident agreements renewed subsequent to the sale date are received and maintained by the new joint venture.

Charity Care

The System provides care to patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Because the System does not pursue collection of amounts determined to qualify as charity care, there is no associated revenue reported.

Medical Claims Expense

VBIC compensates primary care providers and participating specialist providers on a fee-for-service basis. VBIC compensates hospitals and other non-physician providers at contracted rates for pre-authorized and emergency services provided to plan members. Medical expenses also include estimates of claims incurred but not reported based on current membership statistics, current utilization and industry data. Revisions to estimates based on actual experience are included in medical expenses in the period that the estimate is revised.

Deficit of Revenue and Other Support over Expenses

The consolidated statement of operations includes a deficit of revenue and other support over expenses. Changes in net assets which are excluded from deficit of revenue and other support over expenses include unrealized gains and losses on assets whose use is limited or restricted other than trading securities, transfers of assets to and from affiliates for other than goods and services, receipt of donor-restricted contributions and related investment returns, contributions of long-lived assets (including assets acquired using contributions which by donor restriction were to be used for the purpose of acquiring such assets), changes in pension liabilities, and mark to market adjustments on interest rate swap derivative instruments that meet the requirements of designated hedge effectiveness.

Donor Restricted Gifts

Unconditional promises to give cash and other assets to the System are reported at fair value at the date the promise is received. Conditional promises to give and indications of intentions to give are reported at fair value at the date the gift is received. The gifts are reported as either temporarily or permanently restricted support if they are received with donor stipulations that limit the use of the donated assets. When a donor restriction expires, that is, when a stipulated time restriction ends or purpose restriction is accomplished, temporarily restricted net assets are reclassified as unrestricted net assets and reported in the consolidated statement of operations as net assets released from restriction.

Recently Issued Accounting Pronouncements

In August 2010, the FASB issued ASU 2010-23, “Measuring Charity Care for Disclosure (Topic 954): Health Care Entities.” This ASU amends the disclosure requirements of ASC 954 related to the measurement basis used in the disclosure of charity care. The ASU requires that cost be identified as the direct and indirect costs of providing charity care. This ASU results in various techniques being used to identify charity care costs and requires disclosure of the method applied. ASU 2010-23 is effective for the System in fiscal 2012.

In August 2010, the FASB issued ASU 2010-24, “Presentation of Insurance Claims and Related Insurance Recoveries (Topic 954): Health Care Entities.” This ASU amends Topic 954 to be consistent with the guidance on netting receivables and payables under ASC 210-20, “Balance Sheet – Offsetting.” The ASU clarifies that a health care entity should not net insurance recoveries

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

against a related claim liability. In addition, the amount of the claim liability should be determined without consideration of insurance recoveries. The System has not evaluated all of the updated provisions, which are effective for fiscal years beginning after December 15, 2010.

In July 2011, The FASB issued ASU 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities.” This ASU requires certain health care entities to change the presentation of their statement of operations by reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction from patient service revenue (net of contractual allowances and discounts). Additionally, those health care entities are required to provide enhanced disclosure about their policies for recognizing revenue and assessing bad debts. The amendments also require disclosures of patient service revenue (net of contractual allowances and discounts) as well as qualitative and quantitative information about changes in the allowance for doubtful accounts. For nonpublic entities, the amendments are effective for the first annual period ending after December 15, 2012, and interim and annual periods thereafter, with early adoption permitted. The amendments to the presentation of the provision for bad debts related to patient service revenue in the statement of operations should be applied retrospectively to all prior periods presented. The disclosures required by the amendments in this Update should be provided for the period of adoption and subsequent reporting periods. The System has not yet completed the process of evaluating the impact this ASU will have on its financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” This ASU provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, an entity determines that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early application permitted in an entity’s financial statements that have not yet been issued. The System has not yet completed the process of evaluating the impact this ASU will have on its financial statements.

3.	Hurricane Dolly

On July 23, 2008, the System’s facilities sustained significant damage as a result of Hurricane Dolly. As a result of the storm, VBMC-Harlingen received extensive damage, and was placed on diversion (re-routing prospective patients to other local hospitals) through the end of September 2008. No impairment of assets was recorded as damages were related to fully depreciated assets. The System’s total exposure for its deductible expense was $7.5 million. The damages related to Hurricane Dolly did not exceed the insured amounts under the policies.

Through August 31, 2011, the System has recovered a total of $26.5 million in insurance proceeds and federal assistance of which approximately $6.9 million, $2.3 million, and $14.2 million are recorded in other revenue on the consolidated statements of operations for the years ended August 31, 2011, 2010, and 2009, respectively.

4.	Sale of Dialysis Business

Effective January 1, 2011, the System sold the net assets of on-site and off-site dialysis operations for approximately $3,750,000. Subsequent to the sale, the System received a preferred distribution of $1,508,000. The System maintained 30% of the business. The System accounts for the remaining portion of the business using the equity method of accounting. The gain on sale of net assets totaled approximately $3,572,000, which is reported in other revenue in the consolidated statements of operations for the year ended August 31, 2011.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

5.	Sale of Golden Palms

Effective October 6, 2008, the System sold the real estate of Golden Palms Health and Retirement Center for approximately $13 million. For licensing purposes, the System continued operating Golden Palms under terms of a transitional management agreement. On November 1, 2008, a second partnership was formed to effectuate the transfer of the operational management of Golden Palms to the partnership (“operational partnership”). Both partnerships are owned 75% by Preferred Care, Inc., a regional operator of nursing homes and retirement communities, and 25% by the System. The System accounts for each partnership using the equity method of accounting. The gain on sale of the real estate totaled approximately $5,700,000, of which $4,200,000 is reported in other revenue in the consolidated statement of operations for the year ended August 31, 2009. In accordance with generally accepted accounting principles, 25% of the gain, or approximately $1,500,000, has been deferred on the consolidated balance sheets as of August 31, 2011, 2010 and 2009 in deferred revenue.

6.	Sale of Medicare Advantage

Effective September 30, 2008, the System sold its Medicare Advantage health maintenance organization (“HMO”) operated by VBHP to Health Spring LLC for $9.2 million, of which approximately $8.0 million was received during 2009. Based on membership retainage levels, the System received $660,000 on a contractual contingent payment during fiscal 2010. Accordingly, the System recorded a gain of approximately $660,000 and $8.0 million in fiscal years 2010 and 2009, respectively, which is included in other revenue in the consolidated statements of operations.

7.	Net Patient Service Revenue

VBMC-H, VBMC-B, Golden Palms Retirement Center skilled nursing unit (sold during 2009), Harlingen Physician Network, Valley Baptist Lab Services, and Valley Eye Surgery Center (sold during 2010), Once Amigos Ambulatory Surgery Center, Treasure Hills Imaging Center and North Brownsville Imaging Center (subsidiaries of VBMDC) have agreements with third-party payers that provide for payments at amounts different from their established rates. A summary of the payment arrangements with major third-party payers follows:

•

Medicare - Inpatient acute care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge (“PPS”). These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient nonacute services and medical education costs related to Medicare beneficiaries are paid based on a cost reimbursement methodology. Outpatient services provided by the hospitals are reimbursed under a prospective payment methodology based on a system of ambulatory payment classifications (“APC”). The hospitals are reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. Any differences between final audited settlements and amounts accrued at the end of the prior reporting period are included currently in the consolidated statements of operations. The System’s Medicare cost reports have been audited by the Medicare fiscal intermediary through August 31, 2007 for VBMC-H and VBMC-B, with no significant settlements impacting the financial statements. HPN, Treasure Hills Imaging Center, and North Brownsville Imaging Center and Community Reference Lab are reimbursed based on Medicare fee schedules. The Medicare program reimburses procedures performed at the Valley Eye Surgery Center based on fixed rates per procedure. For the years ended August 31, 2011, 2010, and 2009 approximately 43%, 41%, and 45%, respectively, of total gross charges resulted from the Medicare program.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

•

Medicaid - Inpatient acute care services are reimbursed under the Medicaid PPS system and outpatient services are reimbursed under a cost reimbursement methodology. The System’s outpatient services are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports by the hospitals and audits thereof by the Medicaid fiscal intermediary. Any differences between final audited settlements and amounts accrued at the end of the prior reporting period are included currently in the consolidated statement of operations. VBMC-H’s Medicaid cost reports have been audited by the Medicaid fiscal intermediary through August 31, 2005. VBMC-B’s Medicaid cost reports have been audited by the Medicaid fiscal intermediary through August 31, 2007. The settlements resulting from those audits had no significant impact on the financial statements. For the years ended August 31, 2011, 2010, and 2009 approximately 24%, 17%, and 23%, respectively, of total gross charges resulted from the Medicaid program.

The System also has entered into payment agreements with certain commercial insurance carriers and preferred provider organizations. The basis for payment to the healthcare facilities under these agreements is primarily discounts from established charges. Net patient service revenue for the year ended August 31, 2011, 2010 and 2009 is comprised of the following:

	2011	2010	2009
Gross patient service revenue	$1,871,026,007	$1,955,648,338	$1,939,792,727
Less contractual allowances	(1,435,384,710)	(1,513,235,704)	(1,507,489,281)

Net patient service revenue	$435,641,297	$442,412,634	$432,303,446

8.	Charity Care

The System maintains records to identify and monitor the level of charity care it provides. These records include the amount of charges forgone for services and supplies furnished under its charity care policy. Disclosure requirements mandate that the direct and indirect costs of charity care be presented. As these direct and indirect costs are not directly tracked, an estimate of each will be calculated based upon the charity care foregone % of gross revenue to functional expenses. The following information measures the level of charity care provided during the years ended August 31, 2011, 2010, and 2009:

	2011	2010	2009
Direct costs, estimated	$15,819,562	$15,274,406	$25,517,394
Indirect costs, estimated	12,747,946	6,600,417	13,416,021

	$28,567,508	$21,874,823	$38,933,415

9.	Minimum Surplus Requirements

Under the laws of the state of Texas, VBIC is required to have statutory surplus at least equal to the greater of (1) $1,500,000 or (2) more than 200% of the “authorized control level” of risk-based capital promulgated by the National Association of Insurance Commissioners when expenses are no more than 105% of premium revenues (trend test), otherwise 300% of authorized control level, the projected authorized control level RBC being approximately $1,626,000 as of September 30, 2011 and $2,750,000 as of September 30, 2010. Statutory surplus is measured and reported quarterly (on a calendar year), and totaled approximately $7,576,000 and $5,928,000 as of September 30, 2011 and 2010, respectively. Texas Department of Insurance statutes and regulations limit the amount of dividends or any return of capital that may be paid from such surplus.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

10.	Fair Values of Financial Instruments

Generally accepted accounting principles establishes a common definition for fair value to be applied to U.S. generally accepted accounting principles requiring use of fair value, establishes a framework for measuring fair value, and expands disclosures about such fair value measurements.

The carrying amounts reported in the consolidated balance sheets at August 31, 2011 and 2010 for cash and cash equivalents, short term investments, patient accounts receivable, other receivables, short term assets whose use is limited or restricted, accounts payable, amounts due to third party payers, amounts payable under credit agreements, and notes payable, approximate their fair value.

The cash and cash equivalents carrying amounts approximate fair value because of the short maturity of these instruments. The fair value of long-term debt, including current maturities, was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

The following table illustrates the ranking of the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted market prices in active markets for identical assets or liabilities.

Level 2:	Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability.

The System utilizes the best available information in measuring fair value.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

The fair values of the System’s investments (Level 1 as defined), by categories of securities, at August 31, 2011 and 2010, are summarized as follows:

	2011	2010
Certificates of deposit	$705,115	$699,107
Money maket funds	981,714	7,713,985
Corporate bonds	6,895,411	7,791,474
U.S. government and agency obligations	7,712,715	13,619,154
Marketable equity securities	4,868,780	7,041,226
Mutual funds	2,332,317	3,191,463

Total investments	23,496,052	40,056,409
Less amounts classified as current	(4,501,996)	(10,394,310)

Long-term investments	$18,994,056	$29,662,099

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

The fair values of the System’s assets whose use is limited or restricted at August 31, 2011 and 2010, by classification, are summarized as follows:

	Total	Level 1	Level 2
As of August 31, 2011
Certificates of deposit	$4,363,514	$4,363,514
Money market funds	9,390,562	9,390,562
U.S. Government and agency obligations	2,527,675	2,527,675
Mutual funds - equity	1,036,630	1,036,630
Mutual funds - fixed income	1,224,010	1,224,010
Baptist of Texas Pool	3,799,629		$3,799,629

Total assets at fair value	22,342,020	$18,542,391	$3,799,629

Less amounts classified as current	(679,080)

	$21,662,940

	Total	Level 1	Level 2
As of August 31, 2010
Certificates of deposit	$1,742,614	$1,742,614
Money market funds	30,713,611	30,713,611
Corporate bonds	6,049,368	6,049,368
U.S. Government and agency obligations	10,554,750	10,554,750
Marketable equity securities	1,290,044	1,290,044
Mutual funds - equity	1,656,044	1,656,044
Mutual funds - fixed income	605,627	605,627
Baptist of Texas Pool	3,169,810		$3,169,810
Other	1,870,560		1,870,560

Total assets at fair value	57,652,428	$52,612,058	$5,040,370

Less amounts classified as current	(4,197,016)

	$53,455,412

A description of the assets whose use is limited or restricted follows:

Bond Indenture Agreement, Held by Bond Trustee for Debt Service

Funds held by the bond trustee represent those assets (consisting of cash and cash equivalents), which are encumbered by covenants in the revenue bond indentures. The use of these funds is restricted to the payment of obligations arising from the bond issue.

Donor Restricted Funds

The System’s donor restricted funds are reported in three categories:

1.	Endowment Funds

The System’s endowment funds are held as pooled investments with the Baptist Foundation of Texas. Current market values are used as the basis for determining the amount of investments that are allocable to the System. In addition, income (including gains and losses) is allocated to the System based on its investment balances maintained in the pool. These assets represent primarily cash and equivalents and U.S. government obligations.

At August 31, 2011 and 2010, approximately $4,200,000 and $3,500,000, respectively, of the System’s endowment funds gifted by individuals are held as pooled investments with the Baptist Foundation of Texas.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Generally accepted accounting principles provide guidance on the net asset classification of funds that are subject to an enacted version of the Uniform Prudent Management of Institutional Funds Act of 2006 (UPMIFA). The state of Texas adopted UPMIFA effective September 1, 2007. UPMIFA is a model act approved by the Uniform Law Commission that serves as a guideline for states to use in enacting legislation. Because its endowment balances and associated cumulative unspent gains are immaterial, the System has elected not to make the disclosures required under the related accounting guidance.

2.	Irrevocable Remainder Trust Funds

The System’s irrevocable remainder trust funds are also held as pooled investments with the Baptist Foundation of Texas. Market values and income (including gains and losses) are allocated using a method similar to endowment funds held at the Baptist Foundation of Texas discussed above.

3.	Special Purpose Funds

The System’s special purpose funds represent primarily cash and cash equivalents, U.S. government obligations and marketable equity securities. These funds are restricted for purposes such as a new pediatric emergency room, family residency mission care, nursing scholarship funds, and other expenditures in furtherance of the System’s mission.

Employee Benefit Plans

Assets restricted to use for benefit plans represent funding of the defined benefit pension plan for certain senior executives. These funds were used to liquidate the Plan liabilities upon Plan termination during the year ended August 31, 2010.

Board Designated for Education Program

Certain investments (cash and cash equivalents, U.S. Government and agency obligations and corporate bonds) and earnings have been designated by the Board of Trustees for a continuing education program.

Valley Baptist Insurance Company Requirements

These assets represent a certificate of deposit and U.S. Government and agency obligations, which are restricted by the Texas Department of Insurance to be held as statutory deposits for VBIC.

Board Designated for Capital Improvements

Certain investments (cash and cash equivalents, money market mutual funds and U.S. Government and agency obligations) have been designated by the Board of Trustees for capital improvements, including renovation, capital expenditures and repayment of debt.

Board Designated for Self-Insurance Trust

Certain investments (cash and cash equivalents, U.S. Government and agency obligations, corporate bonds and marketable equity securities) have been designated by the Board of Trustees for funding of the System’s self-insured portion of professional and general liability claims. Estimated amounts necessary to cover current liabilities under self-insurance programs have been classified as current assets.

Interest rate swap agreements with a fair value (liability) of $(20,043,000) as of August 31, 2010, fall within Level 2 as defined above.

Because investment securities are exposed to various risks, such as interest rate, market, and credit risks, it is at least reasonably possible that changes in the fair value of investment securities will occur in the near term and that such changes could materially affect the amounts reported on the consolidated balance sheets and consolidated statements of operations.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Generally accepted accounting principles permit entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. In the future, the System may elect to measure financial instruments at fair value in accordance with this guidance.

Investment Income (Loss), Net

Investment income (loss), including interest and dividend income, realized gains or losses on sales of securities for assets limited as to use, and unrealized gains or losses on unrestricted trading securities, included in the consolidated statements of operations is comprised of the following for the years ended August 31, 2011, 2010, and 2009:

	2011	2010	2009
Interest and dividend income	$2,325,144	$2,096,804	$3,240,893
Realized gains (losses) on sales of securities, net	2,290,942	(775,002)	(5,322,655)
Unrealized gains on investments included in investment income, net	596,489	768,190	2,040,781

	$5,212,575	$2,089,992	$(40,981)

Additional unrealized gains (losses) totaling approximately $204,000, $464,000, and $(625,000) also occurred in investments classified as available-for-sale and endowment investments during the years ended August 31, 2011, 2010, and 2009 respectively, which are reported as a component of the change in unrestricted net assets on the consolidated statements of changes in net assets. Temporarily restricted net assets was affected by additional unrealized gains (losses) in assets whose use is limited (special purpose funds), totaling $33,000, $14,000, and $(51,000) for the years ended August 31, 2011, 2010, and 2009 respectively on the consolidated statements of changes in net assets.

11.	Property and Equipment

Property and equipment at August 31, 2011 and 2010 are summarized as follows:

	2011	2010
Land	$27,229,244	$27,520,035
Buildings and improvements	257,031,161	240,301,050
Equipment	262,013,452	260,851,074
Construction and renovation in progress	7,948,440	16,668,443
Equipment under capital lease	13,990,865	7,455,283

	568,213,162	552,795,885
Less accumulated depreciation and amortization	(300,873,942)	(276,372,813)

Property and equipment, net	$267,339,220	$276,423,072

Depreciation expense, and amortization expense related to assets under capital lease, totaled approximately $27,550,000, $26,300,000, and $24,518,000 during the years end August 31, 2011, 2010, and 2009, respectively.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

12.	Annuity Payable

During 2003, the System entered into an agreement to purchase various properties. As part of the consideration for the purchase of the properties, the System entered into an annuity payable with the previous owners. The terms of the annuity require a monthly payment of approximately $19,000. The annuity payable amount, discounted at 4%, was based on the actuarially-determined life expectancy of the beneficiaries. An updated actuarial study will be performed every 10 years, which is next scheduled to be 2013. The amount of the annuity payable at August 31, 2011 and 2010 was as follows:

	2011	2010
Annuity payable	$3,058,323	$2,205,976
Less amount classified as current	(228,415)	(228,415)

Annuity payable, long-term portion	$2,829,908	$1,977,561

13.	Temporarily and Permanently Restricted Net Assets

Temporarily restricted net assets are available for the following purposes at August 31, 2011 and 2010:

	2011	2010
Healthcare services	$411,959	$323,559
Scholarships and education	892,387	906,496
Insurance programs	332,464	305,226
Property and equipment	219,535	1,977,727
General services and other	608,998	1,404,150

Total temporary restricted net assets	$2,465,343	$4,917,158

Permanently restricted net assets primarily consist of restricted contributions from individuals that are to be held in perpetuity to support various health care activities of the System. These contributions are held on behalf of the System by the Baptist Foundation of Texas.

14.	Employee Retirement Plan

Certain of the System’s employees are covered by a contributory defined-contribution plan (“the Plan”), trusteed by GuideStone Financial Resources of the Southern Baptist Convention. Participation is based on certain minimum service requirements. The System contributes a maximum of 6% of the participating employee’s salary, which begins vesting after one year and is fully vested after five years. The employee contributions vest at the date contributed. Beginning July 2009, the System enacted a temporary freeze of the System’s contributions to the retirement plan which had not been lifted as of August 31, 2011. The System’s retirement contributions totaled approximately $5,307,000 in 2009.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

15.	Amounts Payable under Credit Agreement

In November 2007, a line of credit totaling $20,000,000 was refinanced with a new credit facility with JP Morgan Chase Bank, with the System being the primary obligor on the credit agreement. The credit facility includes a line of credit up to $20,000,000 and term loan provisions available up to $20,000,000. Original interest rate terms include options for both fixed and variable rates and are determined at the time the credit is extended. A commitment fee is due at each interest payment date for non-use of available funds in the amount of 0.125% per annum of the unused amount. As of August 31, 2011 and 2010, all of the available $20,000,000 revolving line of credit was drawn and payable, with maturity in November 2011. All funds due under the term loan mature in November 2017. In addition to refinancing the previous line of credit, proceeds were used to replenish internal funds expended for capital additions. The obligation requires the System to meet specific covenants contained in the credit agreement, including provisions to maintain certain financial covenants, such as a debt service coverage ratio, a debt to capitalization ratio, and certain liquidity and tangible asset ratios.

As of August 31, 2009, and again in the quarter ended November, 2009, the System violated several financial covenants contained within the credit facility, specifically the liquidity and debt service coverage ratios. As a result, during February 2010, the System executed a restructured credit agreement with JPMorgan Chase and several other financial institutions. The restructured credit agreement provided similar financing terms with an increased interest rate margin (from LIBOR plus .70% in the original agreement to LIBOR plus 2.05% for each of the revolving line of credit, term loan and letter of credit) which decreases as the System’s liquidity ratio improves over time. Debt covenants were reduced for the near term, with increasing requirements over time, and maturity dates remained the same for both the line of credit and the term loan. As of August 31, 2011 and 2010, the interest rate on the term loan was 3.20% and 2.32%, respectively based on the LIBOR rate plus, 3.00% margin, or 3.99% based on the ABR rate plus 3.00% margin. ABR is the punitive rate charged upon delinquent scheduled debt service payments or certain other events of default that may occur. Otherwise, LIBOR rates are used in the absence of such events. The interest rate on the revolver was 6.25% as of August 31, 2011 and 2010, based on 3.25% base rate + 3.00%.

As of August 31, 2010 and for the quarters ended in November 2010, February 2011, and May 2011, the System violated several financial covenants contained in the credit agreement, including the liquidity, debt service coverage and debt to capitalization ratios. As a result during May 2011, and again in July 2011, the System executed amendments to the credit agreement with the same lenders. The amendment executed in May 2011 provides similar financing terms with an increased interest rate margin (from LIBOR plus 2.05% in the 2010 restructure to LIBOR plus 2.50%). Financial covenants were again modified, and maturity dates remained the same for both the line of credit and the term loan. The amendment referenced the Asset Purchase Agreement with Vanguard Health Systems (see Note 1 Organization), and certain terms of the restructure were contingent upon the execution of the agreement with Vanguard. The final amendment, executed in July 2011, only increased the letter of credit fee and dates associated with the Vanguard transaction.

All covenant violations that occurred during the period from August 31, 2008 through August 31, 2011 were waived by the lenders.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Amounts payable under the credit facility as of August 31, 2011 and 2010 are as follows:

	2011	2010
Revolving line of credit	$15,625,000	$18,125,000
Term loan	20,000,000	20,000,000

Total amount payable under credit agreement	35,625,000	38,125,000
Less current portion	(35,625,000)	(2,500,000)

Amount payable under credit agreement, net of current portion	$—	$35,625,000

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

16.	Long-Term Debt

Long-term debt of the System at August 31, 2011 and 2010 consists of the following:

	2011	2010
Series 1992A Fixed Rate Hospital Revenue Bonds and Series 1992B Short RITES Hospital Revenue Bonds, interest rate fixed at 6.4%, interest payable semiannually through August 1, 2022, with principal payments beginning in 1999 (net of original issue discount). Under the bond indenture, the Medical Center is required to maintain covenants; the most restrictive covenants require the Medical Center to maintain certain net revenues not less than 110% of Maximum Annual Debt Service.	$35,370,000	$37,570,000

Series 2007 Hospital Revenue Bonds with a variable interest rate that resets weekly (.74% at August 31, 2011 and 3.4% at August 31, 2010); interest payable monthly through September 1, 2030. Under the bond indenture, the Obligated Group (VBMC-H and VBMC-B) is required to maintain certain fianancial covenants; the most restrictive covenants require the obligated group to maintain certain liquidity and debt service coverage ratios.	94,000,000	94,000,000

Note payable entered into August 26, 2003 and refinanced on May 26, 2009 with a variable interest rate (5% at August 31, 2011 and 2010), maturing September 26, 2011. Principal and interest payable semiannually. Under the note agreement, proceeds were used to repay Series 1988 Hospital Revenue Bonds.	3,906,883	4,264,914

Note payable for property and equipment with a variable interest rate of 2.70% at August 31, 2011 and 2.73% at August 31, 2010, maturing October 01, 2012. Principal and interest are payable monthly. Collateralized by equipment with a carrying value totaling $640,865 and $832,042 as of August 31, 2011 and 2010, respectively.	190,260	353,340

Note payable assumed in the purchase of the medical office building with variable interest of 2.25% at August 31, 2010. Collateralized by real estate and improvements with a carrying value totaling $6,501,571 as of August 31, 2010. The note was paid off in fiscal year 2011	—	2,507,972

Note payable for property and equipment with a variable interest rate of 2.71% at August 31, 2011 and 1.50% at August 31, 2010, maturing October 01, 2012. Principal and interest payable monthly. Collateralized by a building with a carrying value totaling $2,044,247 and $2,105,422 as of August 31, 2011 and 2010, respectively.	647,111	1,201,778

Note payable assumed in the purchase of minority interest of partnership with fixed principal of $86,000 and interest of 6% at August 31, 2011, maturing July 31, 2016. Principal and interest payable quarterly.	1,720,000	—

Note payable for property and equipment, entered into January 28, 2003 and refinanced on July 03, 2008 maturing July 03, 2013 with a variable interest rate (5.00% at August 31, 2011 and 2010). Interest and principal payable monthly. Collateralized by a building and real estate improvements with a carrying value of $3,146,114 and $3,278,806 as of August 31, 2011 and 2010, respectively.	997,777	1,191,225

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Note payable assumed in the purchase of the medical office building and land. The agreement matures on December 14, 2017 with variable interest of 6.90% at August 31, 2011 and 2010. Interest and principal payable monthly. Collateralized by real estate and improvements with a carrying value of $1,145,085 and $1,636,434 as of August 31, 2011 and 2010, respectively.	1,101,766	1,137,008

Capital lease obligations for equipment and software. All leases have a 60 month term and mature between 2012 and 2014. Interest rates range from 4% to 8.5%. All leases are collateralized by equipment and software with an aggregate carrying value of $8,332,934 and $3,895,587 as of August 31, 2011 and 2010, respectively.	8,568,959	4,369,816

Total long-term debt	146,502,755	146,596,053
Less current portion	(139,091,839)	(7,582,504)

Long-term debt, net of current portion	$7,410,916	$139,013,549

Revenue Bonds

The Series 1992 Hospital Revenue Bonds were issued to refund a portion of the Series 1988 Bonds. The Series 1992 bonds are collateralized by the revenues of VBMC-H. Interest rates range from 6.38% to 6.40%, and final maturity of the bonds occurs in fiscal 2022. Under terms of the Series 1992 Hospital Revenue Bonds, VBMC-H is required to maintain certain deposits with a trustee. Such deposits are included with assets whose use is limited or restricted in the consolidated financial statements. The bond indenture also requires the obligor to maintain certain financial ratios, including liquidity, debt service coverage, and debt to capitalization ratios. As of and for the years ended August 31, 2011 and 2010, the System was in compliance with these ratios.

In October 2007, VBMC-B and VBMC-H (“Obligated Group”) issued Hospital Revenue Bonds, Series 2007 in the amount of $94,000,000 through the Tarrant County Cultural Education Facilities Finance Corporation. The Series 2007 bonds are collateralized by the revenues of VBMC-H and VBMC-B. Under terms of the bonds, VBMC-H and VBMC-B are required to maintain certain deposits with a trustee. Such deposits are included with assets whose use is limited or restricted in the consolidated balance sheets. These bonds were issued for the purposes of refinancing the $85,000,000 Business Loan Agreement and to finance certain capital improvements to the health care facilities of VBMC-B. The Obligated Group entered into a letter of credit with JPMorgan Chase Bank and several other financial institutions, as the bonds were marketed and sold on the basis of the credit of the Bank, and not on the basis of the credit of the Obligated Group. The issuance of these bonds serves as an amendment and supplement to the Master Trust Indenture dated May 1, 1988 which established the members of the Obligated Group and which established the security interest in the revenues of the Obligated Group. The Series 2007 bonds mature on September 1, 2030, and carry an interest rate that will re-price on a regular short-term basis, subjecting the Obligated Group’s income to fluctuations in short-term market interest rates (0.74% at August 31, 2011 and 3.4% at August 31, 2010). See Note 15, Amounts Payable under Credit Agreement, for discussion on compliance with financial covenants contained in the loan agreement.

As the Revenue Bonds and Letter of Credit were paid off in September and October 2011, these amounts are classified as current in the balance sheet for the year ended August 31, 2011.

Note Payable

The System has an interest free loan with its food service contractor (Aramark Management Services, LP) to be repaid over a 10 year period.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

As of August 31, 2011 and 2010, amounts outstanding on the note payable were included in long-term liabilities and totaled $2,543,000 and $2,033,000, respectively.

Interest Rate Swap Agreements

Effective August 31, 2011, the Company terminated swap agreements placed on the Series 1992 Hospital Revenue Bonds and the Series 2007 Hospital Revenue Bonds. Under the termination agreement, the Company has recognized $18,233,000 of expense related to the loss on termination of swap agreements. The amount due has been presented within accounts payable at August 31, 2011.

Both swaps were paid off on September 3, 2011, in connection with the Vanguard transaction, resulting in a cash payment of approximately $23,591,000.

In November 2007, the System executed a fixed pay swap on top of the 2004 total return swap on the 1992 Hospital Revenue Bonds in order to convert the outstanding bonds, totaling $54,080,000, from a synthetic variable rate of 67% of LIBOR to a long-term synthetic fixed rate debt at 3.14%. The fair value of the fixed pay swap was included in other liabilities on the consolidated balance sheet, and totaled $(4,030,000) at August 31, 2010. The System recorded losses from changes in fair value of the fixed pay swap totaling approximately $544,000, $1,150,000, and $2,700,000 during the years ended August 31, 2011, 2010, and 2009, respectively. These losses are reported in interest expense in the consolidated statements of operations.

In October 2007, simultaneous with the acquisition of the $94,000,000 Hospital Revenue Bonds, Series 2007, Merrill Lynch Capital Services entered into an interest rate swap agreement with the Obligated Group to hedge the variable cash flows associated with the interest rate re-pricings, with a fixed rate of 3.512% from a floating rate of 67% of LIBOR. The fair value of the cash flow hedge was recorded on the consolidated balance sheet in accordance with generally accepted accounting principles and as such, the effective changes in fair value were recorded on the consolidated balance sheet as a component of net assets while the ineffective changes in fair value were recorded in the consolidated statement of operations. At August 31, 2010, the fair value of the hedge totaled approximately $(16,014,000) and was included in other liabilities in the accompanying consolidated balance sheets. For the years ended August 31, 2011, 2010, and 2009, the effective portion of the hedge sustained a change in fair value totaling $(777,000), $(5,232,000), and $(5,009,000), respectively which reduced net assets. Furthermore, the ineffective portion of the hedge sustained a change in fair value totaling $(73,000), $(77,000), $(994,000) and was recorded in the consolidated statements of operations as a component of interest expense for the years ended August 31, 2011, 2010, and 2009, respectively.

In 2011, 2010, and 2009, the System increased interest expense by approximately $18,200,000, $4,600,000, and $3,200,000 respectively, through net cash paid to the counterparty under the interest rate swap agreements.

Debt Issue Costs

Certain costs associated with bond transactions and debt restructures have been deferred and are being amortized over the term of the related debt using the effective interest method of amortization. The carrying value of debt issue costs as of August 31, 2011 and 2010 totaled approximately $4,700,000 and $5,200,000, respectively. Amortization expense for debt issue costs totaled approximately $2,000,000, $2,253,000, and $2,148,000 for the years ended August 31, 2011, 2010, and 2009, respectively.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Maturities of Long-term Debt and Capital Lease Obligations

Future annual maturities of all long-term debt and capital lease obligations subsequent to August 31, 2011 are as follows:

Years ending August 31:	Long-Term Debt (Principal Only)	Capital Lease Obligations (Minimum Lease Payments)	Total Long-Term Debt
2012	$136,557,797	$2,972,411
2013	344,000	2,771,485
2014	344,000	1,888,820
2015	344,000	1,386,091
2016	344,000	496,083

	137,933,797	9,514,890
Less: Amount representing interest	—	(945,932)

Total long-term debt and capital lease obligations	137,933,797	8,568,958	$146,502,755
Less: current portion	(136,557,797)	(2,534,042)	(139,091,839)

Long-term portion	$1,376,000	$6,034,916	$7,410,916

The above table does not include maturities under the Credit Agreement. See Note 15, Amounts Payable under Credit Agreement, for more information.

Carrying amounts and the related estimated fair value of long-term debt at August 31, 2011 and 2010 are as follows:

	2011	2010
Carrying value of long-term debt, including current portion	$184,671,106	$184,721,053
Fair value of long-term debt, including current portion	$184,671,106	$166,954,846

17.	Income Taxes

The System has income from controlled entities, which are taxable for federal income tax purposes. These controlled entities follow generally accepted accounting principles which require an asset and liability approach for financial accounting and reporting for income taxes. On August 31 2011 and 2010 the System applied a 100% valuation allowance on the deferred tax assets recorded in VBIC, REALTY, MGTSC and VBIHI based on management’s belief that it was more likely than not that the entities would not generate sufficient earnings to utilize the remaining deferred tax asset. Income tax expense totaling approximately $96,000, $266,000, and $92,000 was reported in supplies and other expense in the consolidated statements of operations for the years ended August 31, 2011, 2010, and 2009, respectively.

Income tax receivable approximated $87,000 and $200,000 as of August 31, 2011 and 2010, respectively. Deferred tax assets (and corresponding 100% valuation allowance) totaled approximately $6,500,000 and $7,600,000 as of August 31, 2011 and 2010, respectively.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

18.	Commitments and Contingencies

Litigation and Claims

The System is involved in litigation and regulatory reviews arising in the ordinary course of business. After consultation with legal counsel, management estimates that these ordinary matters will be resolved without material adverse effect on the System’s future financial position or results of operations.

In March 2009, the System entered into a binding agreement with Cardinal Health, Inc. and its wholly owned subsidiaries (“Cardinal”) to settle a dispute over amounts payable to Cardinal for services related to management of the System’s pharmacy (the “Settlement Agreement”). The Settlement Agreement requires the System to pay $13,800,000 to Cardinal over a three year period. The terms of the Settlement Agreement required the System to make an up-front payment of $1 million, with regularly scheduled quarterly principal payments commencing in March 2010. Interest is due monthly and accrues at an annual rate of 8%. The terms of the Settlement Agreement specify that the System will qualify for principal forgiveness of approximately $1,150,000 should all scheduled principal and interest payments be made timely in accordance with the provisions of the Settlement Agreement. As of August 31, 2011, the System paid all liabilities owed to Cardinal Health in preparation for the transaction with Vanguard (see Note 1 Organization).

Regulatory Matters

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The System believes it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Investment Commitments

The System has purchased limited partnership interests with investment and venture capital firms that specialize in companies that sell products and services to healthcare related companies principally in the United States. Both companies are registered Delaware limited partnerships. As of August 31, 2011, the System had invested funds included in other assets on the consolidated balance sheet and had committed to additional investments as follows:

	Invested	Future Commitment
Health Enterprise Partners, L.P.	$2,831,094	$2,168,906
Sante Health Ventures I, L.P.	3,056,441	6,393,559

	$5,887,535	$8,562,465

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Equipment Operating Leases

The System has entered into various operating leases for rental of equipment. Approximate future minimum lease payments related to these non-cancellable lease commitments as of August 31, 2011 are as follows:

Years ending August 31:
2012	$622,396
2013	311,862
2014	222,076
2015	200,808
2016	122,790
Thereafter	108,136

$1,588,068

Building Operating Leases

The System has entered into leases for the use of the Valley Baptist Wellness Center in Harlingen, an office building in Brownsville, and a psychiatric care facility operated by VBMC-B.

Approximate future minimum lease payments related to these lease commitments as of August 31, 2011 are as follows:

Years ending August 31:
2012	$2,175,314
2013	2,200,282
2014	2,208,838
2015	2,290,415
2016	2,534,866
Thereafter	10,004,077

$21,413,792

Total equipment and building rental expense for the years ended August 31, 2011, 2010, and 2009 was approximately $6,225,000, $6,491,000, and $6,339,000, respectively.

19.	Self-Insurance Programs

The System is self-insured up to certain deductible limits for medical professional liability and provides a self-insurance program for employed physician malpractice insurance coverage above the individual physician’s medical malpractice insurance limits. Management annually reviews the self-insured limits. Risks in excess of such limits are insured under a separate commercial insurance policy up to a specified maximum amount. Losses from asserted claims and from unasserted claims under the System’s incident reporting system are accrued based on estimates that incorporate the System’s past experience, as well as other considerations including the nature of each claim or incident and relevant trend factors. The System has employed independent actuaries to estimate the ultimate costs, if any, of the settlement of such claims.

The System maintains revocable self-insurance trust funds for general liability and professional liability claims for all entities within the System. Contributions to the self-insurance trust funds and the related self-insurance liabilities are based on actuarial assumptions and methodologies, which are reviewed continuously with any resulting adjustments reflected in current operations.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

Management believes that the accrual for self-insured liabilities is adequate, however, it is reasonably possible the estimated reserve for self-insurance claims could change in the near term due to the inherent variability in determining such estimates.

Accrued malpractice losses have been recorded on an undiscounted basis. An actuarially determined accrual for possible losses attributable to incidents that may have occurred but that have not been identified under the incident reporting system has been made. The ultimate cost to settle all the asserted and unasserted claims against the system may vary, perhaps substantially, from the amounts recorded.

The System maintains excess liability coverage with a commercial carrier that provides a $50,000,000 excess layer over a $25,000,000 self-insured retention layer.

The System also maintained Directors and Officers liability coverage with limits of $50,000,000.

The System is self-insured and pays workers compensation claims through a third party administrator. The System carries an indemnity policy with deductibles of $300,000 per employee per accident.

The System participates in Valley Baptist Insurance Company (“VBIC”), a wholly owned subsidiary which provides group medical insurance to employees and their dependents. VBIC is regulated by the Texas Department of Insurance and statutory reserves totaling $2,000,000 and $2,100,000 are held by the Texas Department of Insurance at August 31, 2011 and 2010, respectively. The health plans are reinsured commercially and provide additional coverage for all eligible hospital and medical expenses incurred for each member exceeding $250,000 per year with a lifetime maximum of $2,000,000 on catastrophic cases. Liabilities for open claims as well as for claims incurred but not reported are included in accrued liabilities on the consolidated balance sheets.

Agreement to Cede Medical Professional Liabilities to Ironshore Insurance Company

As of December 17, 2010, the System completed a transaction (referred to as “LPT”) with Ironshore Insurance, a commercial insurance carrier to cede known medical professional liabilities for claims incurred during the period September 1, 1997 to December 17, 2010. In conjunction with the LPT, the system completed a transaction with Ironshore Insurance to provide insurance tail coverage for all medical professional liability claims incurred but not reported as of December 31, 2010. The System paid Ironshore Insurance an insurance premium of $4,000,000 for tail coverage and $6,980,000 to cede known claims. Under the terms of the Ironshore agreement, the System ceded liabilities of approximately $14 million for incurred claims liability to Ironshore Insurance. The System has deferred a gain of $2,472,000 on the LPT transaction. Under generally accepted accounting principles, the System has recognized $410,000 of gain associated with disbursements made on the ceded liability during 2011. The System will recognize the remaining deferred gain over fiscal years 2012 through 2016 based upon an actuarial established expectation of claims disbursements for ceded liabilities.

Ironshore Insurance agreed to an aggregate limit of $25 million for claims ceded and covered through the tail coverage. The System retains liability for any exposure in excess of $25 million for claims ceded and covered through the tail coverage.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

20.	Concentration of Credit Risk

The System grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payer agreements. Net amounts due from patients and third-party payers are as follows:

	2011	2010	2009
Patients	2%	5%	4%
Medicare	26%	21%	27%
Medicaid	10%	7%	29%
Commercial and other	62%	67%	40%

	100%	100%	100%

At August 31, 2011 and 2010, the System had cash deposits concentrated at certain financial institutions in excess of federally insured limits. In addition, the System has investments concentrated in certificates of deposit with a variety of financial institutions with strong credit ratings, money market mutual funds and U.S. government and agency obligations. Money market mutual funds generally invest in highly liquid U.S. government and agency obligations. Investments in money market mutual funds are not insured or guaranteed by the U.S. government. Management believes that credit and market risk related to these financial instruments is minimal.

21.	Disproportionate Share Program

In 1991, the state of Texas created a mechanism by which a tax on a selected hospital provider group would be used to generate additional federal matching funds. These pooled funds would then be distributed to qualifying hospitals providing a disproportionate share of service to low-income and uninsured patients. This financing program, known as the Disproportionate Share Program (“Dispro”), was approved by the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services “CMS”) in February of 1992.

During the years ended August 31, 2011, 2010, and 2009 the amount received by the System under the Dispro was approximately $18,527,000, $20,218,000, and $19,114,000, respectively, which are included in net patient service revenue in the consolidated statements of operations.

22.	Medicare Upper Payment Limit Program

The System participates in the Medicare Upper Payment Limit (UPL) program for providers participating in the State Medicaid Program. The System’s net reimbursement benefit associated with the program, totaling approximately $11,700,000, $12,800,000, and $10,300,000 for the years ended August 31, 2011, 2010, and 2009, respectively, is recognized as an increase to net patient service revenue in the accompanying consolidated statements of operations. There can be no assurance that the System will continue to qualify for future participation in this program or that the program will not ultimately be discontinued or materially modified.

Valley Baptist Health System and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2011, 2010, and 2009

23.	Functional Expenses

The System provides general health care services to residents within its geographic location. Expenses related to providing these services for the years ended August 31, 2011, 2010, and 2009 are as follows:

	2011	2010	2009
Health care services	$278,358,658	$325,564,569	$322,184,949
General and administrative	229,036,386	141,034,711	169,851,082
Health insurance activities	36,778,173	46,899,699	52,163,682
Leasing activities	7,229,230	7,015,884	8,070,924

	$551,402,447	$520,514,863	$552,270,637

24.	Subsequent Events

Asset Purchase Agreement with Vanguard Health System

Effective September 1, 2011, the System entered into a transaction for the sale of substantially all of the hospital assets of the System. Vanguard, whose corporate offices are in Nashville, Tennessee, operates twenty-eight hospitals in Illinois, Texas, Massachusetts, and Arizona. Under the terms of the Asset Purchase Agreement, the System transferred substantially all of its healthcare operations, with an enterprise value of approximately $273 million, to which the System maintains a forty-nine percent ownership. Vanguard paid approximately $201 million in cash to acquire the hospital assets, which includes a loan payable from the partnership to a subsidiary of Vanguard of approximately $160 million. The System used a portion of the cash proceeds to redeem its outstanding 1992 Series and 2007 Series revenue bonds. The remaining funds will be used to fund the continuing operations of the System, as well as create a foundation that will continue the System’s mission.

Sale of Valley Baptist Insurance Company Interest to Vanguard Health System subsidiary

On October 20, 2011, pursuant to the Asset Purchase Agreement, the System sold 80% of its interest in Valley Baptist Insurance Company to a wholly owned subsidiary of Vanguard for the purchase price of approximately $8,600,000. The subsidiary has four members of the Board of Directors selected by Vanguard and one member selected by the System. The remaining investment will be accounted for using the equity method of accounting. The System recorded a gain of approximately $4,600,000 in conjunction with this transaction.

Management has performed an evaluation of subsequent events through November 14, 2011 which is the date the financial statements were available to be issued.